Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts”, and the inclusion of (1) our report dated February 26, 2016, for the year ended December 31, 2015 and 2014 relating to the consolidated financial statements of Magnolia Solar Corporation for the years then ended and (2) our report dated March 28, 2016, for the years ended December 31, 2015 and 2014 related to the consolidated financial statements of Ecoark, Inc. and Subsidiaries for the years then ended, each which appears in Ecoark Holdings, Inc.’s Registration Statement on Form S-1/A filed on or about May 13, 2016.

/s/ KBL, LLP

KBL, LLP

New York, NY

May 13, 2016

535 Fifth Avenue, 16th Floor, New York, NY 10017 212.785-9700